Exhibit 99.2

For More Information:

Kim Rogers or Dave Fore
Hayden IR
(646) 419-4300
kim@haydenir.com/dave@haydenir.com

WidePoint Corporation Reports First Quarter 2018 Results

McLean, VA, May 14, 2018 – WidePoint Corporation (NYSE American: WYY) a leading provider of Trusted Mobility Management (TM2) specializing in Telecommunication Lifecycle Management, Identity Management, and Bill Presentment & Analytics solutions, announced financial results for the first quarter ended March 31, 2018.

First Quarter 2018 Highlights (Comparisons versus First Quarter 2017)

•	Revenue grew 8% to $20.1 million
•	Operating expenses declined 13% to $4.0 million
•	Net loss reduced to $0.5 million from $1.2 million
•	Adjusted EBITDA was $0.1 million as compared to ($0.7) million

"I’m pleased with the progress we’ve made on cost savings initiatives. Over the past year, we’ve reduced our operating expenses by over $0.6 million. Meanwhile on the top line, we witnessed one of the strongest quarters we’ve seen since 2016, bolstered in part by a large, new award from U.S. Armed Forces valued at more than $1.8 million,” stated Jin Kang, WidePoint’s Chief Executive Officer. “We have been successful executing follow-on contracts with existing customers to maintain our key customer base and we are working diligently to build our pipeline with both new and existing customers through increased marketing and cross-selling of our leading technology solutions. Our sales and marketing resources are now fully aligned to support our TM2 offering, and we are positioning the company for profitable growth.”

Kito Mussa, WidePoint's Chief Financial Officer, added, “We saw revenue growth in the quarter of 8% year-over-year, reduced our GAAP net losses, and continue to be Adjusted EBITDA positive for the first quarter. We remain focused on reducing the costs of delivering and supporting our services to improve profitability.”

First Quarter 2018 Financial Summary (Comparisons versus First Quarter 2017)

(in millions, except per share amounts)	March 31, 2018	March 31, 2017
Revenues	$20.1	$18.6
Gross Profit (% of Revenue)	$3.6 (18%)	$3.4 (18%)
Operating Expenses	$4.0	$4.6
Loss from Operations	$(0.4)	$(1.2)
Net Loss	$(0.5)	$(1.2)
Basic and Diluted Earnings per Share (EPS)	$(0.01)	$(0.01)
Adjusted EBITDA	$0.1	$(0.7)

•	Cash and cash equivalents was approximately $7.4 million as of March 31, 2018.
•	There was no outstanding balance on the credit facility.

Non-GAAP Financial Measures

WidePoint uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, to enable it to analyze its performance and financial condition. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. A reconciliation of GAAP Net loss to Adjusted EBITDA is included on the schedules attached hereto.

Conference Call Information

A conference call and live webcast will take place at 4:30 p.m. Eastern Time, on Monday, May 14, 2018. Anyone interested in listening to our analyst call should call 1-877-451-6152 if calling within the United States or 1-201-389-0879 if calling internationally. There will be a playback available until May 28, 2018. To listen to the playback, please call 1-844-512-2921 if calling within the United States or 1-412-317-6671 if calling internationally. Please use PIN code 13679932 for the replay. The call will also be accompanied live by webcast over the Internet and accessible at http://public.viavid.com/index.php?id=129749.

About WidePoint

WidePoint Corporation (NYSE American: WYY) is a leading provider of technology-based management solutions including telecom management, mobile management, access management and identity management. For more information, visit www.widepoint.com.

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WIDEPOINT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	MARCH 31,	DECEMBER 31,
	2018	2017
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,445,722	$5,272,457
Accounts receivable, net of allowance for doubtful accounts
of $101,947 and $107,618 in and , respectively	8,656,398	8,131,025
Unbilled accounts receivable	6,157,034	8,131,448
Other current assets	1,034,386	767,944

Total current assets	23,293,540	22,302,874

NONCURRENT ASSETS
Property and equipment, net	1,213,163	1,318,420
Intangibles, net	3,510,393	3,671,506
Goodwill	18,555,578	18,555,578
Other long term assets	121,551	44,553

Total assets	$46,694,225	$45,892,931

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$10,530,605	$7,266,212
Accrued expenses	7,801,763	9,796,350
Deferred revenue	2,136,669	2,348,578
Current portion of long term debt	103,172	101,591
Current portion of other term obligations	149,669	203,271

Total current liabilities	20,721,878	19,716,002

NONCURRENT LIABILITIES
Long-term debt, net of current portion	207,860	232,109
Other term obligations, net of current portion	65,630	78,336
Deferred revenue	410,983	264,189
Deferred tax liability	390,639	392,229

Total liabilities	21,796,990	20,682,865

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value; 10,000,000 shares
authorized; 2,045,714 shares issued and none outstanding	-	-
Common stock, $0.001 par value; 110,000,000 shares
authorized; 84,062,446 and 83,031,595 shares issued;
83,081,595 and 83,031,595 shares outstanding, respectively
and outstanding, respectively	83,082	83,032
Additional paid-in capital	94,346,591	94,200,237
Accumulated other comprehensive loss	(119,523)	(122,461)
Accumulated deficit	(69,412,915)	(68,950,742)

Total stockholders’ equity	24,897,235	25,210,066

Total liabilities and stockholders’ equity	$46,694,225	$45,892,931

WIDEPOINT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED
	MARCH 31,
	2018	2017
	(Unaudited)
REVENUES	$20,079,619	$18,612,239
COST OF REVENUES (including amortization and depreciation
$295,979 and $281,824, respectively)	16,527,612	15,182,635
GROSS PROFIT	3,552,007	3,429,604

OPERATING EXPENSES
Sales and marketing	534,637	548,859
General and administrative expenses (including share-based
compensation of $124,404 and $85,017, respectively)	3,353,341	3,832,240
Product development	—	151,373
Depreciation and amortization	97,386	71,750
Total operating expenses	3,985,364	4,604,222

LOSS FROM OPERATIONS	(433,357)	(1,174,618)

OTHER (EXPENSE) INCOME
Interest income	3,326	7,027
Interest expense	(25,950)	(9,568)
Other (expense) income	(2)	4,174
Total other (expense) income	(22,626)	1,633

LOSS BEFORE INCOME TAX PROVISION (BENEFIT)	(455,983)	(1,172,985)
INCOME TAX PROVISION (BENEFIT)	6,190	(18,768)

NET LOSS	$(462,173)	$(1,154,217)

BASIC EARNINGS PER SHARE	$(0.01)	$(0.01)
BASIC WEIGHTED-AVERAGE SHARES OUTSTANDING	83,041,597	82,841,812

DILUTED EARNINGS PER SHARE	$(0.01)	$(0.01)
DILUTED WEIGHTED-AVERAGE SHARES OUTSTANDING	83,041,597	82,841,812

WIDEPOINT CORPORATION

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EARNINGS BEFORE
INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

	THREE MONTHS ENDED
	MARCH 31,
	2018	2017
	(Unaudited)
NET LOSS	$(462,200)	$(1,154,200)
Adjustments to GAAP net income (loss):
Depreciation and amortization	393,400	353,600
Amortization of deferred financing costs	7,800	-
Income tax provision (benefit)	6,200	(18,800)
Interest income	(3,300)	(7,000)
Interest expense	26,000	9,600
Other (expense) income	-	(4,200)
Provision for doubtful accounts	(5,800)	14,100
Stock-based compensation expense	124,400	85,000

Adjusted EBITDA	$86,500	$(721,900)